EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES WILL RECORD FOURTH QUARTER

SPECIAL CHARGE OF $39 MILLION

HOUSTON, January 10, 2002 -- Continental Airlines (NYSE: CAL) today announced it will record a special charge of $39 million ($61 million before taxes) in the fourth quarter of 2001 associated primarily with the impairment of various owned aircraft and spare engines. In accordance with applicable accounting standards, the company records impairment losses on owned assets when circumstances indicate that the assets might be impaired and the expected cash flows are not sufficient to recover the carrying value of the assets, resulting in a write-down of the assets to their fair value. The aircraft in the impairment include all of the company's owned DC-10-30, ATR-42, EMB-120, and Boeing 747 and 727 aircraft. The charge is not related to the permanent grounding of aircraft.

In the fourth quarter, the Company will also record $174 million of compensation pursuant to the Air Transportation Safety and System Stabilization Act, resulting in a total of $417 million of compensation pursuant to such Act for 2001.

Continental Airlines will release fourth quarter financial results on January 16, 2002.

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